                         INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made this 17th day of October, 1996, by and between Hansberger Institutional Series (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, and Hansberger Global Investors, Inc. (the "Adviser").

     1. Duties of Adviser. The Trust hereby appoints the Adviser to act as investment adviser to each of the Funds listed on Schedule A hereto (the "Funds"), for the period and on such terms set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Funds, to continuously review, supervise and administer the investment program of each of the Funds, to determine in its discretion the securities to be purchased or sold and the portion of each such Fund's assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Funds and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Trustees of the Trust, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.
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     3.      Compensation of the Adviser.  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser at the end of each of the Trust's fiscal quarters, an advisory fee calculated by applying a monthly rate, based on the annual percentage rates set forth opposite each Fund's name on Schedule A hereto, to each Fund's average daily net assets for the month.

             In the event of termination of this Agreement, the fee provided under this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata
                                                                    --- ----
adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

     4. Expense Limitation. To the extent applicable, the Adviser's compensation for any fiscal year of a Fund shall be reduced by the amount, if any, by which each Fund's expense for such fiscal year exceeds the most restrictive applicable expense limitation of any jurisdiction in which the Fund's shares are qualified for offer and sale, as such limitations set forth in the most recent notice thereof furnished by the Adviser to the Fund. For purposes of this paragraph there shall be excluded from computation of each Fund's expenses any amount borne directly or indirectly by the Fund which is permitted to be excluded from the computation of such limitation by such statue or regulatory authority. As of the end of a Fund's fiscal year if the expenses of the Fund properly included in such calculation exceed the amount permitted annually by the most restrictive applicable expense limitation, the Adviser shall make a refund payment to the Fund, so that the total net expense for the preceding year will not exceed such amount.

     5. Expenses. In addition to the fee of the Adviser, each Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided above. The Adviser shall not be required to pay, and each Fund shall assume and pay, the charges and expenses of its operations, including compensation of the trustees (other than those who are interested persons of the Adviser), charges and expenses of independent accountants, of legal counsel and of any transfer or dividend disbursing agent, costs of acquiring and disposing of portfolio securities, cost of listing shares of the New York Stock Exchange or other exchange interest (if any) on obligations incurred by the Fund, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise. Each Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by a Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     6. Other Services. At the request of the Trust, the Adviser, in its discretion may make available to the Trust office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust at the Adviser's cost.

     7. Reports. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     8. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.

     9. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("Investment Company Act"), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Fund of the Trust.

     10. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Trust and the Articles of Incorporation (or other governing or organizational documents) of the Adviser, Trustees, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as officers, directors or otherwise; officers, agents and directors of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. The effect of
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any such interrelationships shall be governed by said Declaration of Trust or
Articles of Incorporation (or other governing or organizational documents) and provisions of the Investment Company Act.

     11. Declaration of Trust. The Adviser is hereby expressly put on notice of the limitation of shareholder and Trustee liability as set forth in Articles III and VII of the Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. Nor shall the Adviser seek satisfaction of any such obligations from the Trustees or any individual Trustee.

     12. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until October 17, 1998 and thereafter for additional periods of one year from the anniversary thereof, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund of the Trust; provided, however, that
                                                         --------  -------
if the holders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the Investment Company Act and Rules thereunder. This Agreement may be terminated by any Fund of the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

             As used in this Section 10, the terms "assignment," "interested persons," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the Investment Company Act.

     13. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by a vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each Fund of the Trust.

     14. Independent Contractor. The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent to the Fund.

     15. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that state.

     16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 17th day of October, 1996.


HANSBERGER GLOBAL INVESTORS, INC.      HANSBERGER INSTITUTIONAL SERIES

By /s/ Thomas L. Hansberger            By /s/ J. Christopher Jackson
  -----------------------------           -------------------------------
Name   Thomas L. Hansberger            Name:  J. Christopher Jackson
    ---------------------------             -----------------------------
Title: Chairman and Chief              Title: Vice-President
      -------------------------              ----------------------------
       Executive Officer
      -------------------------
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                                   Schedule A


Fund                                   Rate
----                                   ----

International Fund                     0.75%

Emerging Markets Fund                  1.00%

Foreign Small Cap Fund                 0.90%

All Countries Fund/SM/                 0.75%